Toronto, ON

Tel: 1-416-602-4892

Email: info@taminominerals.ca

Website:  www.taminominerals.ca

Tamino Minerals, Inc. prevents dilution and provides update
Gold Price looks promising as the company enters New Phase

Toronto, Canada - "Tamino" or the "Company" -OTC Markets: TINO- October 2, 2020, the company is currently working on implementing various changes that will impact operations. These modifications are going to be implemented to improve the way our company is being run and operated. The company is currently running its operations from Toronto, Ontario, recognized as an International Mining Hub and a place where several Major Gold Producers are based.

Previously, the company had informed the Public of several aspects concerning a Mexican Investigation that was filed several years ago. In said filing, management requested the Mexican Authorities to assist us to continue to explore our property in conjunction with a set of breaches that were disclosed within the claim filed in the summer of 2016.

It is obvious that the company has suffered numerous delays that have been caused, primarily, by various Mexican Government Officials that have interfered in the investigation. We hereby extend a kind invitation to assist us to successfully finalize this investigation.

Our request was to be officially informed of the whereabouts of said investigation via formal notice. Until today, the CEO of our Company tried to communicate officially with the Attorney General and has not received a formal response on this claim. They informed us that they would proceed with the complaint that the Company presented if we appeared at the Attorney General's Office in Mexico City as soon as possible.

Due to the current Health Emergency that we are experiencing, we are awaiting further notifications from Federal Government Officials. We are currently observing how this evolves as most Mexican Government Offices are closed.

If the current Government, that leads the fourth transformation of Mexico, is being honest with our company's management, they should support us to resolve this claim so that our Company can proceed with our exploration programs and our shareholders and the country of Mexico can benefit from this from the creation of jobs.

Mexico is currently the 10th Gold -Au- producer in the world, assisting our company to deliver a successful result to our audience and shareholders will help us maintain a good standing with the Mining Industry and a large group of mining enthusiasts that are striving to resolve this favorably and expeditiously.

Mexico is the Number One -1- Silver -Ag- Producer and the 8th Copper -Cu- Producer in the World. The country's reputation in the industry is way above average

All this since Mexico has been actively mining for more than 500 years, that is half a Millennium, half a Kiloyear. A country rich in resources which reputation must be maintained.

Our Exploration Program includes an exhaustive Drilling Program in a known mining district of the State of Sonora. Sonora is the number one Gold producer in the Mexican Republic. Drilling our property could give us an estimated value of the fraud, which the accused must repay if proven guilty.

The company is not planning to complete a REVERSE SPLIT at this moment and is not in the company's plans to do this. NO DILUTION is guaranteed as our latest DTCC Share Position Report shows that the company has 149,811,161 common shares in the float. We are also working on preparing Financial Statements to remove the Stop Sign.

Gold has always been a valuable investment and now that the Federal Reserve has set interest rates at 0%, we foresee a significant opportunity in 2021 as prices are projected to surge past $1,900 an ounce over this year. As gold prices begin to trend upwards, investors will begin to flock to the haven of physical gold and mining companies producing the ever-sought-after mineral.

TAMINO MINERALS, INC.

TAMINO MINERALS INC. is exploring for gold and other mineral deposits within a prolific Gold producing State, Sonora.  Under SEC Fair Disclosure Guidelines, persons interested in Tamino Minerals can expect disclosures and updates at OTC Markets, the company's website, www.taminominerals.ca.

Twitter: www.Twitter.com/TaminoMinerals

Facebook:  www.facebook.com/taminominerals

Instagram: www.instagram.com/taminominerals

Linkedin: www.linkedin.com/company/taminominerals

On behalf of the Board, - Pedro Villagran-Garcia - Pedro Villagran-Garcia, President & CEO Tamino Minerals, Inc.

For further information, please contact the Company at 1-416-602-4892 or by email at info@taminominerals.ca

Forward Looking Statements

Certain information contained in this press release, including any information as to our strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are forward-looking statements. The words "believe," "expect," "will," "anticipate," "contemplate," "target," "plan," "continue," "budget," "may," "intend," "estimate," "project" and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as "Risk Factors" in our filings with the SEC which can be found at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether because of new information, future events or otherwise, except as required by applicable law.